Exhibit 5.1

William S. Clarke, P.A.
attorney-at-law
65 South Main Street  -  Suite A-202
Pennington,  New Jersey   08534
__________

Telephone:  (609) 737-9090
Fax:  (609) 737-3223

December 19, 2008

GeoGlobal Resources Inc.
310, 605 – 1st Street SW
Calgary, Alberta, T2P 3S9
Canada

Gentlemen:

I have acted as counsel for GeoGlobal Resources Inc. (the “Company”) in connection with its Registration Statement on Form S-8 under the Securities Act of 1933, as amended relating to 12,000,000 shares of the Company’s Common Stock, $.001 par value (the “Stock”), issuable on exercise of options that may be granted under the Company’s 2008 Stock Incentive Plan, as amended, (the “Plan”).

In my capacity as counsel to you, I have examined the original, certified, conformed photostats or xerox copies of all such agreements, certificates of public officials, certificates of officers, representatives of the Company and others and such other documents as I have deemed necessary or relevant as a basis for the opinions herein expressed.  In all such examinations I have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to me as conformed, photostat or duplicate copies.  As to various questions of fact material to such opinions, I have relied upon statements or certificates of officials and representatives of the Company and others.

On the basis of such examination, I advise you that, in my opinion the shares of Stock, when sold, issued and paid for in accordance with the terms described in the Plan and options granted thereunder, will be legally issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my firm in the prospectus forming a part of such Registration Statement.

Very truly yours,

William S. Clarke, P.A.

By:            /s/ William S. Clarke
William S. Clarke